                                                                      EXHIBIT 12

                                CVS CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                 1996       1995       1994       1993       1992
                                                ------     ------     ------     ------     ------
                                                              (DOLLARS IN MILLIONS)
FIXED CHARGES:(1)
  Interest expense............................  $ 83.2     $114.9     $ 89.3     $ 48.7     $ 68.1
  Interest capitalized........................      .1         .2         .2         .6         .1
  Interest portion of operating leases........    58.7       56.9       51.4       47.5       38.4
  Interest portion of capital leases..........    60.9       55.3       48.4       28.5       27.2
  Amortization of debt expense................      .1         .1         .1         .1         .1
                                                 -----      -----      -----      -----      -----
                                                $203.0     $227.4     $189.4     $125.4     $133.9
                                                 =====      =====      =====      =====      =====
ADJUSTED FIXED CHARGES:
  Total fixed charges.........................  $203.0     $227.4     $189.4     $125.4     $133.9
  Interest capitalized........................      .1         .2         .2         .6         .1
                                                 -----      -----      -----      -----      -----
                                                $202.9     $227.2     $189.2     $124.8     $133.8
                                                 =====      =====      =====      =====      =====
EARNINGS:
  Earnings from continuing operations before
     income taxes and extraordinary
     item(2)(3)...............................  $592.0     $116.2     $290.4     $240.3     $158.4
  Adjusted fixed charges......................   202.9      227.2      189.2      124.8      133.8
                                                 -----      -----      -----      -----      -----
                                                $794.9     $343.4     $479.6     $365.1     $292.2
                                                 =====      =====      =====      =====      =====
RATIO OF EARNINGS TO FIXED CHARGES............    3.92       1.51       2.54       2.93       2.18
                                                 =====      =====      =====      =====      =====

NOTE: All periods presented exclude the results of the footwear, apparel and toys and home furnishing segments, which have been classified as discontinued operations.

---------------
(1) The Company formed an Employee Stock Ownership Plan effective January 1, 1989. On June 23, 1989, the ESOP Trust borrowed $357.5 million from qualified lenders, the proceeds of which were used to purchase a new series of preference stock issued by the Company. The loan to the ESOP Trust has been guaranteed by the Company. Annualized dividends on preference stock totaled $21.8 million in 1996, $24.3 million in 1995, $24.9 million in 1994, $25.3 million in 1993 and $25.8 million in 1992. These amounts are not reflected in the calculation above.

(2) 1992 reflects the impact of the strategic realignment charge for continuing operations of $59.4 million.

(3) 1995 reflects the impact of the restructuring and asset impairment charges for continuing operations of $165.6 million and other one-time operating charges of $11.6 million.